Exhibit 99.1

HydraFacial, a Beauty Health Company, Announces 2020 Preliminary Net Sales

On Track to Complete Business Combination with Vesper Healthcare in the First Half of 2021

Miami Beach, Florida, and Long Beach, California, February 22, 2021 — The HydraFacial® Company (“HydraFacial,” or the “Company”), a category-creating beauty health company, today announced preliminary net sales for the fiscal year ended December 31, 2020.

HydraFacial currently expects net sales for fiscal year 2020 to approximate $119 million. The Company’s previous expectation for net sales, provided on December 9, 2020, was approximately $115 million. The Company has not yet completed the year-end audit and expects to report full results for fiscal year 2020 at a future date. The previously announced business combination with Vesper Healthcare (NASDAQ: VSPR) remains on track to be completed in the first half of 2021.

Clint Carnell, HydraFacial CEO, stated: “I am proud of our team for their collective efforts, passion and dedication in 2020, which allowed us to continue building the HydraFacial brand, despite the impact of COVID-19 related closures, and generate net sales which came in ahead of the guidance we had provided in December 2020. The resilience of the brand is demonstrated by the fact that we added more than 2,000 new delivery systems globally since the pandemic related stay-at-home orders started in March 2020, we strengthened the recurring consumable revenue, which is expected to represent more than 50% of total sales at year end, and we added and expanded several key brand and retail partnerships, including Dr. Murad, Sephora and Clinique. We are excited to become a public company and to build this business globally.”

Brent Saunders, CEO and Co-Founder of Vesper Healthcare Acquisition Corp., commented: “I am very pleased with the solid topline results that HydraFacial delivered in 2020, against a challenging backdrop of COVID-19. HydraFacial has tremendous opportunities both in the U.S. and globally and we look forward to deploying our strategy to create a leading company in the category of beauty-health.”

On December 9th, 2020, HydraFacial and Vesper Healthcare, a special purpose acquisition company co-founded by Brent Saunders, former CEO of Allergan, Forest Laboratories, and Bausch + Lomb, announced that they entered into a definitive merger agreement pursuant to which HydraFacial and Vesper Healthcare will combine, and after which HydraFacial will become a public company. Upon completion of the transaction, the combined company expects to be listed on the NASDAQ exchange. HydraFacial is owned by Linden Capital Partners and DW Healthcare Partners, both of which are private equity firms focused exclusively on the healthcare industry.

Cautionary Statement Regarding Preliminary Results

The results for the fiscal year ended December 31, 2020 are preliminary, unaudited and subject to the finalization and closing of the Company’s year-end audit and should not be viewed as a substitute for full annual financial statements prepared in accordance with U.S. GAAP. In addition, these preliminary results are not a comprehensive statement of the Company’s financial results for the year ended December 31, 2020. The Company cautions you that these preliminary results are not guarantees of future performance or outcomes and that actual results may differ materially from these described above.

About The HydraFacial Company

The HydraFacial Company is an experiential, non-invasive, and approachable beauty health platform and ecosystem with a powerful community of estheticians, consumers and partners, bridging medical and consumer retail to democratize and personalize skin care solutions for the masses. Leading the charge in beauty health as a category-creator, HydraFacial uses a unique delivery system to cleanse, extract, and hydrate with their patented hydradermabrasion technology and super serums that are made with nourishing ingredients, providing an immediate outcome and creating an instantly gratifying glow in just three steps and 30 minutes. HydraFacial® and Perk™ products are available in over 87 countries with over 15,000 delivery systems globally and millions of treatments performed each year. For more information, visit the brand on LinkedIn, Facebook, Instagram, or at HydraFacial.com.

About Vesper Healthcare Acquisition Corporation

Vesper Healthcare Acquisition Corporation is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, with the intention to focus its search on companies in the pharmaceutical and healthcare sectors. Vesper Healthcare is led by Chief Executive Officer, Brent Saunders, and Chief Financial Officer, Manisha Narasimhan, PhD. For more information, visit www.vesperhealth.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates and projections of the businesses of Vesper Healthcare or the Company may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of Vesper Healthcare or HydraFacial and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve significant risks and uncertainties, that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of Vesper Healthcare and the Company and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed transactions contemplated therein; (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the transactions contemplated by the Merger Agreement, including due to the failure to obtain approval of the stockholders of Vesper Healthcare or other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common shares on Nasdaq following the proposed transaction; (7) the risk that the proposed transaction disrupts current plans and operations of the Company as a result of the announcement and consummation of the proposed transaction; (8) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (9) costs related to the proposed transaction; (10) changes in applicable laws or regulations; (11) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (12) the impact of the continuing COVID-19 pandemic on the Company’s business and (13) other risks and uncertainties indicated from time to time in the final prospectus of Vesper Healthcare, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by Vesper Healthcare.

Vesper Healthcare cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. HydraFacial and Vesper Healthcare do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information about the Transaction and Where to Find It

In connection with the proposed transaction, Vesper Healthcare has filed a preliminary proxy statement with the SEC and plans to file a definitive proxy statement with the SEC. Vesper Healthcare’s stockholders and other interested persons are advised to read the preliminary proxy statement, the amendments thereto, and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed transaction, as these materials will contain important information about the Company, Vesper Healthcare and the proposed transaction. When available, the definitive proxy statement will be mailed to the stockholders of Vesper Healthcare as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov, or by directing a request to: Vesper Healthcare Acquisition Corp., 1819 West Avenue, Bay 2, Miami Beach, FL 33139.

Participants in the Solicitation

Vesper Healthcare and its directors and executive officers may be deemed participants in the solicitation of proxies of Vesper Healthcare stockholders with respect to the proposed transaction. A list of those directors and executive officers and a description of their interests in Vesper Healthcare will be filed in the proxy statement for the proposed business combination and available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed business combination when available.

HydraFacial and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Vesper Healthcare in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement for the proposed business combination.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Contacts:

For Hydrafacial:

ICR, Inc.

Investors: Allison Malkin

Email: allison.malkin@icrinc.com

Press: Alecia Pulman

Email: alecia.pulman@icrinc.com

For Vesper Healthcare:

Manisha Narasimhan, PhD

CFO, Vesper Healthcare Acquisition Corp.

Manisha.narasimhan@vesperhealth.com

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